SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
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                                December 11, 1996
                (Date of Report; Date of Earliest Event Reported)


                                   AUGAT INC.
             (Exact Name of Registrant as specified in its Charter)


 Massachusetts                   1-6176                     04-2022285
(State of Incorporation)    (Commission File No.)         (IRS Employer
                                                        Identification No.)


89 Forbes Boulevard, P.O. Box 448,
Mansfield, Massachusetts                                      02048
(Address of Principal Executive Offices)                    (Zip Code)


                                 (508) 543-4300
              (Registrant's telephone number, including area code)



                                       N/A
          (Former name or former address, if changed since last report)


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Item 1.  Changes in Control of Registrant.

         On December 11, 1996, Augat Inc., a Massachusetts corporation (the "Company"), and Thomas & Betts Corporation, a Tennessee corporation ("T&B"), consummated a merger whereby T&B acquired control of the Company pursuant to an Agreement and Plan of Merger, dated as of October 7, 1996 (the "Merger Agreement"). Under the terms of the Merger Agreement, EG Acquisitions Corp., a newly organized Delaware corporation and a wholly-owned subsidiary of T&B ("Merger Sub") merged (the "Merger") with and into the Company and the Company thereby became a wholly-owned subsidiary of T&B. As a result of the Merger, T&B owns all of the voting securities of the Company.

         Pursuant to the Merger Agreement, each issued and outstanding share of common stock, par value $0.10 per share of the Company ("Company Common Stock") (other than the shares owned by T&B, Merger Sub or the Company and shares owned by stockholders of the Company who perfect their appraisal rights pursuant to the Massachusetts Business Corporation Law) was converted into the right to receive 0.6356 of a share of common stock, no par value of T&B ("T&B Common Stock"). T&B will issue approximately 12,820,000 shares of T&B Common Stock in exchange for the shares of Augat Common Stock.


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                  Pursuant to the Merger Agreement, all of the directors of the
Company resigned and were replaced by persons designated by T&B. In addition, pursuant to the Merger Agreement, T&B expanded its board of directors to include John N. Lemasters and Thomas C. McDermott, both of whom were members of the board of directors of the Company prior to the Merger.

         T&B issued a press release, dated December 11, 1996, announcing the consummation of the Merger, a copy of which is attached hereto as Exhibit 99 and incorporated herein by reference.

(b) Not Applicable.

Items 2-6.  Not Applicable.

Item 7.  Financial Statements
         Pro Forma Financial Information and Exhibits.

 (a)-(b) Not Applicable.

     (c) Exhibits.

      99. Press Release of Thomas & Betts Corporation, dated December 11, 1996.

Item 8.  Not Applicable.


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  December 20, 1996


                                            AUGAT INC.


                                            By /s/ F. Gordon Bitter
                                                F. Gordon Bitter
                                                Vice President and
                                                  Chief Financial Officer


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